Exhibit 10.6

Compensation of Directors.

Effective July 1, 2012, each Director, other than the Michael S. Maurer, the Chairman of the Board, and Morris L. Maurer, the President and Chief Executive Officer, will receive shares of stock in July of each year worth approximately $15,000 and will be paid $833 per board meeting attended.

The chair of the Audit Committee will receive a cash retainer of $3,000 in July of each year. All other committee chairs will receive a cash payment of $1,000 payable in July of each year.

In addition, for all committee meetings other than those of the Audit Committee, Directors are paid $500 per committee meeting attended. Members of the Audit Committee receive $700 per Audit Committee meeting attended.

Michael S. Maurer, who is the Chairman of the Board of Directors but is not an employee or an executive officer, will receive an annual director fee composed of a cash payment equal to $40,000 in January and will receive a grant of shares of the Company equal to $60,000 in July. Mr. Maurer receives no other fees in his capacity as a Director.

Morris L. Maurer is not separately compensated for his services as director of the Company or the Bank.